As filed with the Securities and Exchange Commission on May 10, 2019
Registration No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________
PREFERRED APARTMENT COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland                     27-1712193
(State or other jurisdiction of incorporation or organization)        (I.R.S. Employer Identification No.)

3284 Northside Parkway NW, Suite 150
Atlanta, Georgia 30327
(Address of Principal Executive Offices, including Zip Code)
_____________________

Preferred Apartment Communities, Inc. 2019 Stock Incentive Plan
(Full title of the plan)

Jeffrey R. Sprain, Esq.
Preferred Apartment Communities, Inc.
3284 Northside Parkway NW
Suite 150
Atlanta, Georgia 30327
(678) 566-6500
_____________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer,” "accelerated filer,” "smaller reporting company,” and "emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, $0.01 par value per share	1,000,000	16.05	16,050,000.00	1,945.26

(1)
This Registration Statement covers 1,000,000 additional shares of common stock, par value $0.01 per share (the "Common Stock”), of Preferred Apartment Communities, Inc. (the "Registrant”), that are available for issuance under the Preferred Apartment Communities, Inc. 2019 Stock Incentive Plan (as amended, the "Plan”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act”), this Registration Statement also includes an indeterminate number of shares of Common Stock that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the Plan.

(3)
Pursuant to Securities Act Rule 457(c) and (h), the maximum offering price, per share and in the aggregate, was calculated upon the basis of the average of the high and low prices of the Common Stock on May 8, 2019, as reported on the New York Stock Exchange.

(4)
Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the Plan. A Registration Statement on Form S-8 has been filed previously with the Securities and Exchange Commission on May 4, 2012 (File No. 333-181165) covering 533,214 shares of Common Stock reserved for issuance, on September 27, 2013 (File No. 333-191418) covering 750,000 shares of Common Stock reserved for issuance, and on March 18, 2016 (File No. 333-210281) covering 1,300,000 shares of Common Stock reserved for issuance pursuant to awards under the Preferred Apartment Communities, Inc. 2011 Stock Incentive Plan (as amended, the "Original Plan”).

EXPLANATORY NOTE
Preferred Apartment Communities, Inc. (the "Registrant”) previously filed Form S-8 Registration Statements with the Securities and Exchange Commission (the "Commission”) on May 4, 2012 (File No. 333-181165), September 27, 2013 (File No. 333-191418), and March 18, 2016 (File No. 333-210281) (collectively, the "Prior Registration Statements”) relating to its 2011 Stock Incentive Plan and the amendments thereto (the "Original Plan”). In those filings, the Registrant registered 533,214 shares, 750,000 and 1,300,000 shares, respectively, of its common stock, par value $0.01 per share ("Common Stock”), that were authorized for issuance under the Original Plan.
On May 2, 2019, the stockholders of the Registrant approved the Preferred Apartment Communities, Inc. 2019 Stock Incentive Plan (the "Plan”), which amends and restates the Original Plan by, among other things, increasing the number of shares of Common Stock that the Registrant is authorized to issue by 1,000,000 shares (the "Additional Shares”). The Plan is further described in the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 15, 2019.
This Registration Statement on Form S-8 is being filed for the purpose of registering the Additional Shares, which are of the same class as those securities covered by the Prior Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.
Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to the instructions to Part I of Form S-8.

Item 2.    Registrant Information and Employee Plan Annual Information.
Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to the instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act”) are incorporated by reference into this Registration Statement and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 1, 2019;

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 2, 2019;

3.
The Registrant’s Current Reports on Form 8-K and amendments thereto on Form 8-K/A, as applicable, filed with the Commission on February 25, April 2, April 29, and May 2, 2019 (in each case only to the extent filed and not furnished); and

4.	The description of the Registrant’s Common Stock as contained in the Registrant’s Registration Statement on Form 8-A, as amended (SEC File No. 001-34995) filed December 3, 2010.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
None.
Item 6.    Indemnification of Directors and Officers.
Maryland law permits the Registrant to include in its charter a provision limiting the liability of its directors and officers to the stockholders of the Registrant and the Registrant for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property, or services, or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. The Registrant’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law (the "MGCL”) requires the Registrant (unless its charter provides otherwise, which it currently does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgements, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property, or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribe standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Registrant’s charter requires the Registrant, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of a final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at the Registrant’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. With the approval of the Registrant’s board of directors, the Registrant may provide such indemnification and advance for expenses to any individual who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or a predecessor of the Registrant, including our manager or any of its affiliates. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or officer’s duties to the Registrant, although the equitable remedies may not be an effective remedy in some circumstances.

The Registrant has also agreed to indemnify and hold harmless Preferred Apartment Advisors, LLC (its manager) and its affiliates performing services for the Registrant from specific claims and liabilities arising out of the performance of their obligations under the management agreement. As a result, the Registrant’s stockholders and the Registrant may be entitled to a more limited right of action than they or the Registrant would otherwise have if these indemnification rights were not included in the management agreement.

The general effect to investors of any arrangement under which the Registrant agrees to insure or indemnify any persons against liability is a potential reduction in distribution resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to the Registrant’s stockholders and the Registrant against the officers and directors.

The Registrant has entered into an indemnification agreement with each of its officers and directors. Each indemnification agreement provides, among other things, that the Registrant will indemnify, to the maximum extent permitted by law, the covered officer or director against any and all judgements, penalties, fines, and amounts paid in settlement, and all reasonable and out-of-pocket expenses (including attorneys’ fees), actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, or other proceeding that arises out of the officer’s or director’s status as a present or former officer, director, employee or agent of the Registrant. Each indemnification agreement also requires the Registrant, upon request of the covered officer or director, to advance the expenses related to such an action provided that the officer or director undertakes to repay any amounts to which he is subsequently determined not to be entitled.

The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the covered officer or director may be entitled, including any rights arising under the Registrant’s charter or bylaws or applicable law.

Item 7.    Exemption from Registration Claimed.
None.
Item 8.    Exhibits.

Exhibit No.	Reference	Description
4.1	(2)	Articles of Amendment and Restatement of Preferred Apartment Communities, Inc.
4.2	(3)	Fourth Amended and Restated By-laws of Preferred Apartment Communities, Inc.
5.1	(1)	Opinion of Venable LLP
23.1	(1)	Consent of PricewaterhouseCoopers LLP
23.2	(1)	Consent of Venable LLP (Included in Exhibit 5.1)
24.1		Power of Attorney (set forth on signature page hereto)
99.1	(4)	Preferred Apartment Communities, Inc. 2019 Stock Incentive Plan
*Incorporated herein by reference as indicated
(1) Filed herewith
(2) Previously filed with the Pre-effective Amendment No. 6 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Commission on March 4, 2011
(3) Previously filed with the Current Report on Form 8-K filed by the Registrant with the Commission on December 21, 2018
(4) Previously filed with the Current Report on Form 8-K filed by the Registrant with the Commission on May 2, 2019

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 10, 2019.

PREFERRED APARTMENT COMMUNITIES, INC.

By: /s/ Daniel M. DuPree___
Daniel M. Dupree
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel M. DuPree, Michael J. Cronin, Leonard A. Silverstein and Jeffrey R. Sprain, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Daniel M. DuPree Daniel M. DuPree	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 10, 2019
/s/ Leonard A. Silverstein Leonard A. Silverstein	President, Chief Operating Officer and Vice Chairman of the Board	May 10, 2019
/s/ Joel T. Murphy Joel T. Murphy	Director	May 10, 2019
/s/ Michael J. Cronin Michael J. Cronin	Executive Vice President, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	May 10, 2019
/s/ John A. Isakson John A. Iskason	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 10, 2019
/s/ Steve Bartkoski Steve Bartkowski	Director	May 10, 2019
/s/ Gary B. Coursey Gary B. Coursey	Director	May 10, 2019
/s/ Sara J. Finley Sara J. Finley	Director	May 10, 2019
/s/ William J. Gresham, Jr. William J. Gresham, Jr.	Director	May 10, 2019
/s/ Howard A. McLure Howard A. McLure	Director	May 10, 2019
/s/ Timothy A. Peterson Timothy A. Peterson	Director	May 10, 2019
/s/ John Wiens John Wiens	Director	May 10, 2019